Exhibit 10.23

CERTAIN INFORMATION IDENTIFIED WITH [***] HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) OF THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OF CONFIDENTIAL

January 12, 2007

Mr. John S. Uczekaj

[***]

Re: Employment with Aspen Avionics, Inc.

Dear John:

Aspen Avionics, Inc. (the “Company”) is pleased to offer you a position as Chief Executive Officer and President of the Company, on the terms of employment set forth in this letter agreement, effective upon your acceptance by execution of a counterpart copy of this letter where indicated below.

1. Reporting Duties and Responsibilities. In this position, you will report to the Board of Directors of the Company (the “Board”). This offer is for a full time position, located at the Albuquerque, New Mexico offices of the Company, except as travel to other locations may be necessary to fulfill your responsibilities. Your duties will include duties consistent with your positions, as well as any other duties that may be assigned from time to time by the Board. Upon your acceptance of this offer to become the Company’s Chief Executive Officer & President, the Company will take all necessary corporate action to elect you as a Director of the Board, and while you remain the Chief Executive Officer & President of the Company, the Board will continue to, subject to their fiduciary duties and the Company’s stockholders’ rights, support your membership on the Board.

2. Term of Employment. Your employment will begin at your employment commencement date at the Company (the “Commencement Date”) pursuant to Paragraph 13 of this letter agreement and shall continue until midnight on the third anniversary of such Commencement Date, unless (i) earlier terminated by you or the Company or (ii) the employment hereunder shall have been extended beyond such date by written agreement by the parties. For the avoidance of doubt, and subject to the provisions of Paragraphs 6 and 8 below, your employment may be terminated by you or the Company at any time, for any reason, with or without cause.

3. Salary; Annua; Incentive Bonus. Your base salary will be $20,834 per month, (an annualized rate of $250.000) during the term of the employment, payable in accordance with the Company’s customary payroll practice as in effect from time to time. Such base salary shall be reviewed annually and may be increased by the Board in its sole discretion based upon such factors as it deems relevant, including, without limitation, your performance and/or the financial condition and operating results of the Company, but may not be decreased except in connection with a general decrease in salaries of all the Company’s officers or employees of comparable rank. You will also be eligible to earn an annual bonus up to the amount of $50,000, payable on an annual basis, as further described in the following. As a special part of your bonus plan, the Company will guarantee your first year bonus of $50,000, which is earned upon completion of your first full year of continued employment and which will be payable immediately following your first full year of continued employment. Thereafter, the subsequent annual bonuses shall be based on your achievement of objectives that you and the Board will mutually determine in good faith within 60 days after the beginning of each year of continued employment with the Company; provided that any such subsequent bonuses which are approved by the Board shall be payable within 14 calendar days of the date of such Board approval.

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4. Benefits. During the term of the employment, you shall be entitled to participate in any benefit plans, including health insurance plans, together with any supplemental insurance plans, offered by the Company to its similarly situated employees. The Company also agrees that it will obtain for your personal benefit a term life insurance policy, up to a maximum cost to the Company of $2,500 per year and a long-term disability insurance policy, up to a maximum cost to the Company of $5,000 per year, and each of which shall be in effect during your employment. In addition, you shall be entitled to benefits afforded to other similarly situated employees under the Company’s vacation, holiday and business expense reimbursement policies.

5. Stock Option. You will be granted an option to purchase that number of shares of the Company’s Common Stock equal to 7.0% of Aspen Avionics fully diluted capitalization at an exercise price equal to the fair market value of that stock on the grant date. The options will become exercisable over a four-year exercise schedule with 25% of the shares vesting at the end of your first twelve months of continued service from the Commencement Date (the “Initial Vesting Date”) and with an additional 2.083% vesting upon the expiration of each additional full month of continued service from such Initial Vesting Date. Such option will be subject to the approval of the Board and the terms and conditions of the Company’s 2006 Stock Plan and the standard form of stock option agreement, which you will be required to sign as a condition of receiving the option.

6. Change of Control; Double Trigger. In the event of a Change of Control (as defined below) during your employment, and if you are terminated other than for Cause (as defined below) or you resign for Good Reason (defined below), in either instance within 12 months of such Change of Control, you will be entitled to six months of your then base salary and accelerated vesting on 100% of any unvested portion of your option described in Paragraph 5.

For purposes of this letter agreement, a termination for “Cause” occurs if you are terminated as a result of your: (i) conviction of any misdemeanor involving theft or dishonesty or any felony, if in either case, it impairs your ability to perform your duties under this letter agreement, (ii) commission of any act or theft, fraud or dishonesty against, or involving the records of, the Company, (iii) material breach of the Employee Invention and Nondisclosure Agreement (defined below in Paragraph 6) and/or any other similar such agreement, provided that such material breach of Employee Invention and Nondisclosure Agreement and/or any other similar such agreement will not constitute “Cause” if such material breach is cured, if curable, within ten (10) days of its occurrence, (iv) action which is intended to and does have a material detrimental effect on the Company’s reputation or business, or (v) failure or inability to perform any assigned duties reasonably expected of an employee in your position after written notice from the Company to you, and a reasonable opportunity to cure, such failure or inability.

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Additionally, for purposes of this letter agreement, a resignation for “Good Reason” shall mean that you resign from employment with the Company due to any of the following: (i) any failure by the Company to comply with the material terms of this letter agreement after being provided written notice from you to the Company of its noncompliance, and such noncompliance is not promptly cured; (ii) any request by the Company that you perform any act which is illegal or you commit fraudulent acts or omissions; (iii) any material reduction in your responsibilities, duties or authority (unless consented to in writing by you) relative to that which was in effect immediately prior to such reduction; (iv) any material reduction of your compensation, incentive programs or benefits from that which was in effect immediately prior to the reduction (including a refusal by an acquiror to assume any stock option or stock purchase agreement to which you are a party in its entirety); (v) relocation of your place of employment to a location more than 50 miles from the current location; or (vi) a material adverse effect on the Company resulting expressly from the claim styled Eclipse Aviation v. Jeff Bethel, et al ., No. CV 2006 07896 such that the Company, despite its reasonable best efforts, is unable to obtain the funding (or commitments for funding) from current or prospective investors, or other financing sources, necessary for the operations of the Company’s business.

Additionally, for purposes of this letter agreement, a “Change of Control” shall mean: (i) a merger or consolidation or the sale, or exchange by the stockholders of the Company of all or substantially all of the capital stock of the Company, where the stockholders of the Company immediately before such transaction do not obtain or retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock or other voting equity of the surviving or acquiring corporation or other surviving or acquiring entity, in substantially the same proportion as before such transaction, or (ii) the sale or exchange of all or substantially all of the Company’s assets (other than a sale or transfer to a subsidiary of the Company as defined in section 424(f) of the Internal Revenue Code of 1986, as amended) where the stockholders of the Company immediately before such sale or exchange do not obtain or retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock or other voting equity of the corporation or other entity acquiring the Company’s assets, in substantially the same proportion as before such transaction.

7. Confidential Information. As an employee of the Company, you will have access to certain Company confidential information and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interest of the Company, you will need to sign the Company’s standard “Employee Invention and Nondisclosure Agreement “ as a condition of your employment. We wish to impress upon you that we do not wish you to, and you are instructed not to, bring with you any confidential or proprietary material of any former employer or to violate any other obligation to your former employers.

8. Severance Payments Upon Termination. If, and prior to a Change of Control as described in Paragraph 6, the Board terminates your employment with the Company without Cause or you terminate your employment with the Company by resigning for Good Reason, in addition to your base salary through the date of such termination plus any other benefits to which you may be entitled to through the date of termination pursuant to the applicable plans under Paragraph 3 (collectively, the “Basic Termination Entitlements”), the Company will pay you upon severance (i) an amount equal to your then base salary for a period of six months following the date of termination (payment to be made in accordance with the Company’s basic payroll policies and schedules), and (ii) solely in the event of such a termination of the employment prior to the Initial Vesting Date, accelerated vesting on the option granted pursuant to Paragraph 5 such that the total vested portion of such option equals 25%; provided, however, that you will be entitled to full vesting on your option in the event the Board is aware of a pending Change of Control within three (3) months of such a termination. Additionally, in the event you are covered by the Company’s group medical plan as of your employment termination and you timely elect to continue coverage under that plan pursuant to applicable law (“COBRA”), the Company will pay your COBRA premiums until the earliest of (i) the close of the six-month period following the termination of your employment, (ii) the expiration of your continuation coverage under COBRA or (iii) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment; thereafter, you shall be solely responsible for payment of your COBRA premiums. In the absence of COBRA coverage, the Company will pay up to the amount equal to your COBRA premiums until the earliest expiration of the foregoing clauses (i) through (iii).

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If your employment is terminated for any other reason than set forth in the foregoing, then you will be entitled to receive solely the Basic Termination Entitlements.

For the avoidance of doubt, you agree that the payments set forth in this letter agreement, provided that the Company fulfills its payment obligations to you, constitute all the payments that you shall be entitled to, and under any theory, in the event of any termination of employment. Receipt of these benefits shall be contingent upon receipt by the Company of a full release from you.

9. Temporary Housing and Commuting Expenses. The Company shall reimburse you for reasonable expenses that you incur for temporary housing and related living expenses thereto in the Greater Albuquerque area (e.g., rent for a two-bedroom apartment, utilities payments, and the like), up to a maximum of $1,500 per month. In addition, until you establish your primary residence in the Greater Albuquerque area, the Company shall reimburse you for reasonable expenses that you incur in connection with commute and travel between Tulsa, Oklahoma and the Greater Albuquerque area, up to a maximum of $1,500 per month. Reimbursement under this Section 6 shall be provided only for expenses that are incurred for the period starting from offer acceptance date and ending on the earlier of (i) the date 6 months after your Commencement Date; or (ii) the date that you and your family establish a primary residence in the Greater Albuquerque area. The Company shall reimburse you for expenses referred to in this Section 6 upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company’s applicable policies.

10. Relocation Assistance. The Company shall reimburse you for all standard household moving expenses that you incur in connection with the relocation of your family from your current residence in Sapulpa, Oklahoma to the Greater Albuquerque area, such expenses to include packing/unpacking and shipment of standard household items and up to two automobiles from Sapulpa to the Greater Albuquerque area. The Company shall also provide you with a one-time cash relocation allowance of $15,000 to be paid upon the closing of the sale of your Sapulpa home and relocation to the Greater Albuquerque area provided that, if you voluntarily resign without Good Reason your employment within 12 months of your Commencement Date, you will repay the entire cash relocation allowance.

11. Authorization to Work. Because of Federal regulations adopted in the Immigration Reform and Control Act of 1986, you will need to present documentation demonstrating that you have authorization to work in the United States.

12. Term of Offer. This offer will remain open until January 26, 2007. If you decide to accept our offer, and I hope that you will, please sign the enclosed copy of this letter in the space indicated and return it to me. Upon your signature below, this will become our binding agreement with respect to the subject matter of this letter, superseding in their entirety all other or prior agreements by you with the Company as to the specific subjects of this letter, you will be binding upon and inure to the benefit of our respective successors and assigns, and your heirs, administrators and executors, will be governed by New Mexico law, and may only be amended in a writing signed by you and the Company.

13. Start Date. This offer is made with the understanding that you will be available to start employment with Aspen Avionics on or before February 12, 2007.

14. Governing Document. To the extent any express provisions of this letter agreement conflicts with the provisions of related agreements referred to herein (including the stock option agreement and the Company’s 2006 Stock Plan), the provisions of this letter agreement will control.

15. Entire Agreement. This letter agreement, along with any agreements relating to proprietary rights (including, without limitation, the Employee Invention and Nondisclosure Agreement) between you and the Company supersedes any previous discussion, agreement, or understanding between you and the Company regarding the subject matter of this letter.

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John, we are excited and pleased to have you join the Aspen Avionics team. I am confident that we will successfully capitalize on our unique market opportunity.

Sincerely,

ASPEN AVIONICS, INC.

/s/ Peter Lyons
Peter Lyons
CEO & President

Dated: January 24, 2007

Acknowledged, Accepted and Agreed

/s/ John S. Uczekaj
John S. Uczekaj

Dated: January 24, 2007

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